Biote Reports First Quarter 2025 Financial Results

Strong financial performance driven in part by increased gross margin from vertical integration

Announces organizational restructuring to drive sustainable growth and build long-term value

Maintains 2025 financial outlook

First Quarter 2025 Financial Highlights

•
Revenue of $49.0 million
•
Gross profit margin of 74.3%
•
Net income of $15.8 million and diluted earnings per share attributable to biote Corp. stockholders of $0.37, compared to net loss of $(5.7) million and diluted loss per share attributable to biote Corp. stockholders of $(0.12) in the prior year period
•
Adjusted EBITDA1 of $13.8 million and Adjusted EBITDA margin1 of 28.1%

IRVING, TX – May 7, 2025 - Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the first quarter ended March 31, 2025.

“Biote’s first quarter results benefited from efficiencies related to the vertical integration of our 503B manufacturing facility as well as growth in our dietary supplements business,” said Bret Christensen, Biote Chief Executive Officer. “Total first quarter revenue increased 4.7% year-over-year, primarily due to a 25.5% increase in dietary supplements revenue. Procedure revenue decreased 3.6% year-over-year, reflecting reduced commercial effectiveness and a slowdown in new clinic additions. We are focused on driving new clinic growth throughout our network.”

Mr. Christensen continued, “Last year, Biote embarked on an ambitious plan designed to strengthen our competitive moat and broaden our capabilities to better serve the growing market for hormone optimization and therapeutic wellness. Among our key accomplishments were the phased launch of BioteRx, the vertical integration of our 503B manufacturing facility and the introduction of targeted enhancements to our proprietary clinical decision support software.

“Having expanded our capabilities and product offerings, Biote today is announcing a strategic organizational restructuring designed to drive sustainable growth and create long-term value for stakeholders. The decisive actions we are taking aim to significantly increase new provider wins, maximize value from our existing top-tier providers, and improve our financial performance by

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1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

enhancing our operational accountability and discipline. I believe that these initiatives, coupled with our focus on optimizing sales and marketing strategy, will strengthen our commercial organization through increased productivity.”

2025 First Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Total revenue was $49.0 million, representing an increase of 4.7% from $46.8 million. Procedure revenue decreased 3.6% and dietary supplement revenue increased 25.5%.

Gross profit margin was 74.3% compared to 71.3% for the first quarter of 2024. The increase in gross profit margin was primarily due to the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income was $9.7 million, compared to $10.4 million. Operating income in the first quarter of 2025 decreased as higher gross profit was more than offset by increased sales and marketing activities to reaccelerate new customer growth and increased professional services.

Net income was $15.8 million and diluted earnings per share attributable to biote Corp. stockholders was $0.37, compared to net loss of $(5.7) million and diluted loss per share attributable to biote Corp. stockholders of $(0.12). Net income for the first quarter of 2025 included a gain of $10.7 million, while net loss for the first quarter of 2024 included a loss of $(12.1) million due to changes in the fair value of the earnout liabilities for the respective periods.

Adjusted EBITDA for the first quarter of 2025 was $13.8 million, with an Adjusted EBITDA margin of 28.1%. This compares to first quarter 2024 Adjusted EBITDA of $14.2 million, with an Adjusted EBITDA margin of 30.4%. Although Adjusted EBITDA exceeded our expectations for the first quarter of 2025, both Adjusted EBITDA and Adjusted EBITDA margin decreased compared to the prior-year period primarily due to increased sales and marketing activities to reaccelerate new customer growth.

Subsequent Event

Today Biote announced an organizational restructuring of the Company’s commercial teams to support Biote’s newly expanded capabilities and drive improved operational and financial performance. The Company’s restructuring actions seek to prioritize new clinic growth, maximize value from existing top-tier providers and strengthen accountability and discipline throughout the organization.

We are taking the following actions:

•
Realigning our commercial organization and directing all resources to drive revenue growth
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Consistent with our strategy, we are strengthening sales force productivity by transitioning certain commercial support personnel to active field sales roles, effectively increasing sales representatives by 25% without hiring new personnel
•
Streamlining our sales leadership to enhance sales efficiency and drive more consistent performance across the entire commercial team
•
Directly aligning our sales compensation with internal sales goals
•
Extending our leadership position by enhancing our compelling value proposition to providers and patients

The Company expects to incur a charge of approximately $0.6 million to $0.8 million related to severance costs in the second quarter of 2025 due to this restructuring.

2025 Financial Outlook

Mr. Christensen concluded, “Biote remains on track to meet our financial guidance for fiscal 2025. The strategic reorganization we are undertaking represents an important next step in Biote’s evolution as we continue our mission to transform healthy aging and become the preferred single-source provider of evidence-based therapeutic wellness solutions.”

($ in millions)	2025 Guidance Ranges
Revenue	$202-$208
Adjusted EBITDA[2]	$59-$64

•
2025 Procedure revenue is expected to increase approximately 2-4% from 2024.
•
2025 Dietary supplements revenue is expected to increase approximately 5-10% from 2024.

For the second quarter of 2025, the Company expects revenue and Adjusted EBITDA to be similar to or slightly higher than that of the second quarter of 2024.

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2 Please see “Forward-Looking Non-GAAP Financial Measures" below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Wednesday, May 7, 2025. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote First Quarter 2025 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, transaction-related expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “hope,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: anticipated benefits and successful execution of our organizational restructuring; the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; changes to international tariffs, U.S. trade policy or similar government actions; geopolitical tensions; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including the impact of hurricane and other natural disasters; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of the Biote’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2025, and other documents filed by Biote from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$41,700	$39,342
Accounts receivable, net	7,765	7,631
Inventory, net	13,451	14,845
Other current assets	5,764	6,309
Total current assets	68,680	68,127
Property and equipment, net	8,389	6,973
Capitalized software, net	3,760	3,877
Goodwill	5,833	5,833
Intangible assets, net	5,192	5,500
Operating lease right-of-use assets	3,113	3,246
Deferred tax assets, net	28,340	28,742
Other non-current assets	72	72
Total assets	$123,379	$122,370

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,335	$5,813
Accrued expenses	10,228	11,293
Term loan, current	6,250	6,250
Deferred revenue, current	3,036	2,961
Earnout liabilities, current	—	100
Operating lease liabilities, current	540	523
Share repurchase liabilities, current	25,081	24,574
Total current liabilities	48,470	51,514
Term loan, net of current portion	99,847	101,199
Deferred revenue, net of current portion	1,450	1,553
Operating lease liabilities, net of current portion	2,747	2,890
Share repurchase liabilities, net of current portion	44,858	44,300
Other non-current liability	—	1,500
TRA liability	4,386	4,479
Earnout liabilities, net of current portion	6,447	17,135
Total liabilities	208,205	224,570
Commitments and contingencies
Stockholders’ Deficit
Preferred stock	—	—
Class A common stock	3	3
Class V voting stock	1	1
Additional paid-in capital	—	—
Accumulated deficit	(84,346)	(100,297)
Accumulated other comprehensive loss	(39)	(35)
Treasury stock, at cost	(5,600)	(5,600)
biote Corp.’s stockholders’ deficit	(89,981)	(105,928)
Noncontrolling interest	5,155	3,728
Total stockholders’ deficit	(84,826)	(102,200)
Total liabilities and stockholders’ deficit	$123,379	$122,370

Biote Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In Thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Product revenue	$47,025	$46,035
Service revenue	1,967	769
Total revenue	48,992	46,804
Cost of revenue
Cost of products	11,654	12,887
Cost of services	956	565
Cost of revenue	12,610	13,452
Selling, general and administrative	26,692	22,925
Income from operations	9,690	10,427
Other income (expense), net:
Interest expense, net	(2,905)	(1,660)
Gain (loss) from change in fair value of earnout liabilities	10,688	(12,089)
Other expense	(18)	(2)
Total other income (expense), net	7,765	(13,751)
Income (loss) before provision for income taxes	17,455	(3,324)
Income tax expense	1,616	2,402
Net income (loss)	15,839	(5,726)
Less: Net income (loss) attributable to noncontrolling interest	2,121	(1,565)
Net income (loss) attributable to biote Corp. stockholders	$13,718	$(4,161)

Other comprehensive loss:
Foreign currency translation adjustments	(4)	(1)
Other comprehensive loss	(4)	(1)
Comprehensive income (loss)	$15,835	$(5,727)

Net income per common share
Basic	$0.44	$(0.12)
Diluted	$0.37	$(0.12)
Weighted average common shares outstanding
Basic	31,485,777	34,621,166
Diluted	36,952,961	34,621,166

Biote Corp.

Condensed Consolidated Statements of Cash Flows (In Thousands) (Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net income (loss)	$15,839	$(5,726)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	857	750
Bad debt expense	773	161
Amortization of debt issuance costs	211	202
Provision for obsolete inventory	442	70
Non-cash lease expense	133	80
Non-cash interest on share repurchase liability	1,065	—
Share-based compensation expense	2,127	1,763
(Gain) loss from change in fair value of earnout liabilities	(10,688)	12,089
Deferred income taxes	508	—
Changes in operating assets and liabilities:
Accounts receivable	(907)	(1,329)
Inventory	952	75
Other assets	545	619
Accounts payable	(2,478)	(109)
Deferred revenue	(28)	(22)
Accrued expenses	(2,665)	(1,178)
Payments pursuant to TRA	(93)	—
Operating lease liabilities	(126)	(73)
Net cash provided by operating activities	6,467	7,372
Investing Activities
Purchases of property and equipment	(1,630)	(704)
Purchases of capitalized software	(218)	(350)
Acquisitions, net of cash acquired	—	(11,122)
Net cash used in investing activities	(1,848)	(12,176)
Financing Activities
Repurchases of common stock	—	(4,088)
Principal repayments on term loan	(1,563)	(1,562)
Proceeds from exercise of stock options	—	324
Distributions	(694)	(83)
Net cash used in financing activities	(2,257)	(5,409)
Effect of exchange rate changes on cash and cash equivalents	(4)	(2)
Net increase (decrease) in cash and cash equivalents	2,358	(10,215)
Cash and cash equivalents at beginning of period	39,342	89,002
Cash and cash equivalents at end of period	$41,700	$78,787
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$2,016	$2,230
Cash paid for income taxes	$2	$2
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$—	$85
Shares issued to acquire Simpatra	$—	$1,574

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Income (Loss) (Unaudited)

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated.

		Three Months Ended
		March 31,
(in thousands)		2025	2024
Net income (loss)		$15,839	$(5,726)
Interest expense, net(1)		2,905	1,660
Income tax expense		1,616	2,486
Depreciation and amortization(2)		857	750
Share-based compensation expense(3)	`	2,127	1,763
Litigation expenses-former owner(4)		150	601
Litigation-other(5)		465	70
Legal settlement and related expenses(6)		36	—
Transaction-related expenses(7)		—	45
Other expenses(8)		335	85
Merger and acquisition expenses(9)		110	419
(Gain) loss from change in fair value of earnout liabilities		(10,688)	12,089
Adjusted EBITDA		$13,752	$14,242
Total revenue		$48,992	$46,804
Net income (loss) margin(10)		32.3%	-12.2%
Adjusted EBITDA margin(11)		28.1%	30.4%
(1)
Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account and short-term investment. For the three months ended March 31, 2025, interest expense, net included $1.1 million of accreted interest related to the share repurchase liability. There was no accreted interest for the three months ended March 31, 2024.
(2)
Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense of $0.01 million was included in cost of products for the three months ended March 31, 2025. There was no depreciation expense included in cost of products for the three months ended March 31, 2024.
(3)
Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.
(4)
Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(5)
Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)
Represents legal expenses incurred in connection with litigation settlement gains or losses.
(7)
Represents transaction costs including legal fees of $0.04 million during the three months ended March 31, 2024, which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings. No such filing fees were incurred during the three months ended March 31, 2025.
(8)
Represents strategic consulting and legal expenses related to the recent CEO transition of $0.3 million and a realized foreign currency loss of less than $0.01 million for the three months ended March 31, 2025. Represents executive severance costs of $0.08 million and a realized foreign currency loss of less than $0.01 million for the three months ended March 31, 2024.
(9)
Represents legal fees and professional fees totaling $0.01 million incurred during the three months ended March 31, 2025 to finalize the purchase price allocation of Asteria Health and for other strategic opportunities to expand the business. Represents legal fees of $0.4 million and professional services fees of $0.1 million incurred during the three months ended March 31, 2024 related to our 2024 acquisitions.
(10)
Net income (loss) margin is defined as net income (loss) divided by total revenue.
(11)
Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com